Sub-Item 77I (1)

Terms of New or Amended Securities

Advantage Funds, Inc.

- Dreyfus International Value Fund

- Dreyfus Opportunistic Midcap Value Fund

- Dreyfus Opportunistic U.S. Stock Fund

- Dreyfus Strategic Value Fund

- Dreyfus Structured Midcap Fund

- Dreyfus Technology Growth Fund

(each, a "Series")

            At a meeting held on March 4-5, 2013, the Board of Directors of Advantage Funds, Inc. approved a proposal to modify the existing front-end sales load waivers applicable to Class A shares of each Series.  These changes, which became effective on April 1, 2013, were reflected in a 497(e) filing with the Securities and Exchange Commission on March 6, 2013.

Sub-Item 77I (2)

Advantage Funds, Inc.

- Dreyfus Opportunistic Midcap Value Fund

- Dreyfus Strategic Value Fund

- Dreyfus Structured Midcap Fund

(each, a "Series")

At a meeting held on June 18, 2013, the Board of Directors of Advantage Funds, Inc. (the "Registrant") approved the creation of an additional class of shares, Class Y shares, descriptions of which appear in the following documents:

1.      The sections of each Series' Prospectus under the headings "Fund Summary – Fees and Expenses" and "Shareholder Guide" and the Registrant's Statement of Additional Information, incorporated by reference to Post-Effective Amendment No. 111 to the Registrant's Registration Statement on Form N-1A, filed with the Securities and Exchange Commission (the "SEC") on June 25, 2013, effective as of July 1, 2013.

2.      The Registrant's Rule 18f-3 Plan, incorporated by reference to Exhibit (n) of Post-Effective Amendment No. 111  to the Registrant's Registration Statement on Form N-1A, filed with the SEC on June 25, 2013.